Exhibit 3.7.1

RESTATED CERTIFICATE OF INCORPORATION

OF

VENTAS FINANCE I, INC.

Ventas Finance I, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.             The present name of the Corporation is “Ventas Finance I, Inc.”  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 31, 2001.

2.             The Corporation has not received any payment for any of its stock.

3.             This Restated Certificate of Incorporation, which both restates and further amends the provisions of the Certificate of Incorporation, has been duly adopted by a majority of the Board of Directors of the Corporation in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware, as amended (8 Del.C. Sections 101, et seq.) (the “Delaware Law”).

4.             The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as hereinafter set forth.

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in Article SIXTH hereof.

FIRST:  The name of the corporation (the “Corporation”) is Ventas Finance I, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware, 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purpose to be conducted or promoted by the Corporation is to engage in the following activities:

(a)           from time to time to acquire, receive, hold, sell, assign, pledge and otherwise transfer limited liability company interests in Ventas Finance I, LLC, a Delaware limited liability company (the “Limited Liability Company”) formed to acquire, hold title to, own, service, manage, develop, operate, lease, license, mortgage, encumber, finance, refinance, sell and otherwise dispose of the Properties and to do all acts necessary and incident to the foregoing, including, without limitation, real property, and the buildings and improvements thereon, and all other property, real or personal, owned in connection therewith; and

(b)           to exercise all powers enumerated in the General Corporation Law of the State of Delaware necessary, convenient or incidental to the conduct, promotion or attainment of the business purposes set forth herein.

FOURTH:  The total number of shares of stock that the Corporation is authorized to issue is 100 shares of common stock without par value (the “Stock”).

FIFTH:  The number of directors (the “Directors”) of the Corporation shall be five or such other number as from time to time shall be fixed by the resolution of the board of directors of the Corporation (the “Board of Directors”), but in no event shall the number of Directors be less than three.  Such Directors shall include two Independent Directors (designated as such by resolutions or other acts of the stockholders of the Corporation when electing such Independent Directors and who are satisfactory to the Lender) until one year and one day after the Obligations have been irrevocably paid in full and are no longer outstanding, at which time, the Independent Directors shall automatically cease to be Independent Directors of the Corporation.

SIXTH:  The following is for the purpose of complying with certain provisions required in order to qualify the Corporation as a “special purpose” entity.

(a)           The Corporation shall not, so long as any Obligation is outstanding, amend, alter, change or repeal Articles THIRD, FOURTH, FIFTH and SIXTH of this Certificate of Incorporation without the unanimous written consent of the Directors (including the unanimous written consent of the two Independent Directors).

(b)           Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Directors, any officer of the Corporation (the “Officer”) or any other Person, neither the Directors nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Corporation, so long as any Obligation is outstanding and without the prior unanimous written consent of the Directors (including the unanimous written consent of the Independent Directors), to take any Material Action.

(c)           Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Directors, any Officer or any other Person, neither the Directors nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Corporation, so long as any Obligation is outstanding, without the prior unanimous written consent of the Directors (including the unanimous written consent of the two Independent Directors) and except in accordance with the Loan Documents, to consolidate or merge the Corporation with or into any Person, or sell all or substantially all of the assets of the Corporation or the Limited Liability Company.

(d)           So long as any Obligation is outstanding, the Directors shall cause the Corporation to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.

(e)           So long as any Obligation is outstanding, the Corporation shall:

(i)            to the fullest extent permitted by law, remain solvent and pay its own liabilities, indebtedness and obligations of any kind from its own separate assets as the same shall become due;

(ii)           do all things necessary to preserve its existence and observe all corporate formalities;

(iii)          continuously maintain its existence and be qualified to do business in all states necessary to carry on its business;

(iv)          conduct and operate its business as presently conducted and operated and conduct its business in its own name;

(v)           maintain books and records and bank accounts separate from those of any Affiliate and any other Person and maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; provided, however, that if the Limited liability Company is included in the consolidated financial statements of any of its Affiliates, the Limited Liability Company’s status as a separate legal entity, its ownership of the Properties and the lien of the mortgages thereon as security for the Loan (as defined in the Loan Agreement) shall be disclosed in the footnotes to such Affiliate’s financial statements;

(vi)          at all times hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), and not as a department or a division of any Person and will correct any known misunderstandings regarding its existence as a separate legal entity;

(vii)         pay the salaries of its own employees, if any, from its own funds, to the extent available and maintain a sufficient number of employees in light of its contemplated business;

(viii)        allocate fairly and reasonably any overhead for shared office space;

(ix)           use separate stationary, invoices and checks;

(x)            file its tax returns as a part of a consolidated tax return or file a separate return if required under applicable law;

(xi)           maintain adequate capital for the normal obligations reasonably foreseeable to a business of its size and character and in light of its contemplated business operations;

(xii)          maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and

(xiii)         comply and cause its Affiliates to comply with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the non-consolidation opinion delivered pursuant to the Loan Agreement.

(f)            So long as any Obligation is outstanding, the Corporation shall not, (x) unless in accordance with the Loan Agreement and (y) without the unanimous consent of the Directors (including the unanimous written consent of the Independent Directors):

(i)            to the fullest extent permitted by law, for itself or for the Limited Liability Company, seek, acquiesce in, or suffer or permit its or the Limited Liability Company’s liquidation, dissolution or winding up, in whole or in part;

(ii)           to the fullest extent permitted by law, acquire by purchase or otherwise, all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person other than the Limited Liability Company;

(iii)          commingle or permit to be commingled its funds or other assets with those of any other Person;

(iv)          hold itself out to be responsible for the debts or obligations of any other Person;

(v)           guarantee or otherwise become liable on or in connection with any obligation of any other Person;

(vi)          hold title to its assets other than in its name;

(vii)         own any assets other than the limited liability company interests in the Limited Liability Company and any incidental property necessary in connection with the Corporation’s ownership of the limited liability company interests and administration and operation of the Limited Liability Company and the distributions issued therefrom;

(viii)        engage in any business, directly or indirectly, other than the ownership of the limited liability company interests in the Limited Liability Company and management and operation of such Limited Liability Company;

(ix)           enter into any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Borrower Party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than such Affiliate;

(x)            to the fullest extent permitted by law, modify, alter, supplement or amend this Certificate of Incorporation or any material provision of its By-Laws;

(xi)           incur any Indebtedness or Contingent Obligation, other than the Obligations or as expressly permitted under the Loan Agreement or under the other Loan Documents;

(xii)          pledge its assets for the benefit of any other entity or make any loan or advances to any Person (including any of its Affiliates); and

(xiii)         acquire obligations or securities of any of its Affiliates, other than the limited liability company interests of the Limited Liability Company.

For purposes of this Article SIXTH, the following terms shall have the following meanings:

“Affiliate” means in relation to any Person, any other Person: (i) directly or indirectly Controlling, Controlled by, or under common Control with, the first Person; (ii) directly or indirectly owning or holding fifty percent (50%) or more of any equity interest in the first Person; or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person.

“Bankruptcy” or “Bankrupt” means with respect to any Person, (1) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person, or of all or any substantial part of its properties, or (vii) admits in writing its inability to pay its debt as such debts become due, or (2)(i) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or (ii) if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person, or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days alter the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Borrower Party” means the Limited Liability Company, the Corporation and Ventas, Inc.

“Corporation” means Ventas Finance I, Inc.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values.  Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise require such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Independent Director” means an individual duly appointed to the Board of Directors, satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of the Corporation, and may not have been at any time during the preceding five years (i) a stockholder, director, officer, employee, partner, attorney or counsel of the Limited Liability Company, Ventas, Inc. or any Affiliate of either of them (except that such individual may be an independent director of the Corporation or the Springing Member or Special Member of the Limited Liability Company), (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Limited Liability Company, Ventas, Inc. or any Affiliate of either of them, (iii) a Person or other entity Controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, attorney, counsel customer, supplier or other Person.

“Lender” means Merrill Lynch Mortgage Lending, Inc. and its successors and assigns.

“Loan Agreement” means the Loan and Security Agreement, to be entered into by and among the Limited Liability Company, the Lender, the Corporation, as Member, and Ventas, Inc., as the Guarantor, as amended from time to time.

“Loan Documents” means the Loan Documents as defined in the Loan Agreement.

“Material Action” means to institute proceedings to have the Corporation or the Limited Liability Company be adjudicated Bankrupt or insolvent, or consent to the institution of Bankruptcy or insolvency proceedings against the Corporation or the Limited Liability Company or file a petition seeking, or consent to, reorganization or relief with respect to the Corporation or the Limited Liability Company under any applicable federal or state law relating to Bankruptcy, or consent to the appointment of a receiver, liquidator, assignee trustee, sequestrator (or other similar official) of the Corporation or the Limited Liability Company or a substantial part of its or the Limited Liability Company’s property, or make any assignment for the benefit of creditors of the Corporation or the Limited Liability Company’s, or admit in writing the Corporation’s or the Limited Liability Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Mortgage Loan” means the mortgage loan made pursuant to the Loan Agreement.

“Obligations” means the indebtedness, liabilities and obligations of the Limited Liability Company under or in connection with the Loan Documents.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Properties” means the skilled nursing facilities (including land and improvements) listed on Exhibit A to the Loan Agreement, as further described in the Loan Agreement.

“Rating Agency” has the meaning assigned to that term in the Loan Documents.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency shall have delivered a Rating Confirmation to the Limited Liability Company.

“Rating Confirmation” has the meaning assigned to that term in the Loan Agreement.

SEVENTH:  So long as any Obligation is outstanding, when voting on whether the Corporation will take any action allowed under this Certificate of Incorporation, each Director will owe his or her primary fiduciary duty or other obligations to the Corporation (including, without limitation, the Corporation’s creditors) and not to the stockholders of the Corporation, except as may be specifically required by the Delaware Law and the common law fiduciary duties of directors.

Except as otherwise provided by the Delaware Law as the same exists or hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.  Any repeal or amendment of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a Director existing at the time of such repeal or amendment.

EIGHTH:  The names and mailing addresses of the initial Directors of the Corporation, who are to serve until the first annual meeting of the stockholders are as follows:

Debra A. Cafaro

4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

T. Richard Riney
4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

John C. Thompson

4360 Brownsboro Road, Suite 115
Louisville, KY 40207-1642

IN WITNESS WHEREOF, Ventas Finance I, Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 5th day of December, 2001.

VENTAS FINANCE I, INC.

By:	/s/ T. Richard Riney
Name: T. Richard Riney
Title: Executive Vice President and Secretary